Exhibit 11. Statement Re Computation of Per Share Earnings

(In 000's, except per share data)
                                                      Quarters ended March 31,
Primary                                                   1995         1994
Earnings:
 Earnings (loss) before cumulative effect of
  accounting change                                     $ 2,535      $(1,271)
 Deduct dividends on preference stock                       634          637

 Earnings (loss) before cumulative effect
  of accounting change                                    1,901       (1,908)
 Cumulative effect of accounting change                      --       (1,361)

 Net earnings (loss) applicable to common stock         $ 1,901      $(3,269)

Shares:
 Weighted average number of common
  shares outstanding                                     14,853       14,852
 Dilutive effect of outstanding
  options and rights (as determined
  by the application of the treasury
  stock method at the average market
  price for the period)                                      59           --(1)
 Weighted average number of shares
  outstanding, as adjusted                               14,912       14,852

Primary earnings  (loss) per share:
 Operations                                             $  0.13     $  (0.13)
 Cumulative effect of accounting change                      --        (0.09)
 Net earnings (loss) per share                          $  0.13      $ (0.22)

Fully diluted
Earnings:
 Net earnings (loss)                                    $ 2,535      $(2,632)
 Deduct dividends on preference stock (2)                   634          637

 Net earnings applicable to common stock                $ 1,901      $(3,269)

Shares:
 Weighted average number of common
  shares outstanding                                     14,853       14,852
 Dilutive effect of outstanding
  options and rights (as determined
  by the application of the treasury
  stock method at the higher of the
  closing or the average market price
  for the period)                                            59           --(1)

 Weighted average number of shares
 outstanding, as adjusted                                14,912       14,852

Fully diluted earnings (loss) per share                 $  0.13      $ (0.22)



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Exhibit 11. Statement Re Computation of Per Share Earnings (continued)

(In 000's, except per share data)
                                                      Quarters ended March 31,
Additional Fully Diluted Computation (3)                1995           1994
Earnings:
 Net earnings (loss)                                  $ 2,535        $(2,632)

Shares:
 Weighted average number of common shares
  outstanding                                          14,853         14,852
Dilutive effect of outstanding options and
  rights (as determined by the application of
  the treasury stock method at the higher of
  the closing or average market price for
  the period)                                              59             83
 Shares issuable from assumed exercise of
  convertible preference stock                          1,688          1,702

 Weighted average number of shares
  outstanding, as adjusted                             16,600         16,637

Fully diluted earnings per share                      $  0.15        $ (0.16)


(1) The inclusion of outstanding options and rights in the computation would have an anti-dilutive effect on earnings per share.

(2) The inclusion of preference stock in the fully dilutive computation would have an anti-dilutive effect on earnings per share.

(3) This calculation is submitted in accordance with Securities Exchange Act of 1934, Regulation S-K, paragraph 229.601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.






















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